Exhibit 5.1

600 Congress Avenue, Suite 2200 Austin, TX 78701 Telephone: 512-305-4700 Fax: 512-305-4800 www.lockelord.com

July 17, 2020

Stewart Information Services Corporation
1360 Post Oak Boulevard, Suite 100
Houston, Texas 77056

Ladies and Gentlemen:

     We have acted as counsel to Stewart Information Services Corporation, a Delaware corporation (the “Company”), in connection with the registration of an aggregate of 2,890,410 shares of common stock, $1.00 par value per share (the “Shares”) that are subject to issuance by the Company (i) upon the exercise or settlement of awards granted pursuant to the Company’s 2020 Incentive Plan, (ii) upon the exercise of purchase rights to acquire Shares to be granted under the Company’s 2020 Employee Stock Purchase Plan, or (iii) upon the exercise of certain options granted under the Company’s 2018 Incentive Plan (collectively, the “Plans”), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 17, 2020 (the “Registration Statement”)

     As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plans; (b) the Certificate of Incorporation of the Company, as amended and restated to date; (c) the Third Amended and Restated Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law (the “DGCL”), and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion. In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plans and the related agreements thereunder, as applicable, will be validly issued, fully paid and non-assessable.

     We express no opinion other than as to the federal laws of the United States of America and the DGCL. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

     Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Locke Lord LLP